UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): October 9, 2014 (October 6, 2014)

TRONOX LIMITED

(Exact name of registrant as specified in its charter)

Western Australia, Australia	001-35573	98-1026700
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Stamford Plaza

263 Tresser Boulevard, Suite 1100

Stamford, Connecticut 06901

(Address of principal executive offices, including zip code)

(203) 705-3800

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On October 6, 2014, Pravindran Trevor Arran resigned as Senior Vice President and President, Mineral Sands Operations, to pursue other interests, effective October 31, 2014. In connection with Mr. Arran’s resignation, Mr. Arran and Tronox Mineral Sands Proprietary Limited, a subsidiary of Tronox Limited (the “Company”), executed a settlement agreement (the “Settlement Agreement”). Pursuant to the terms of the Settlement Agreement, Mr. Arran will receive a cash payment equal to approximately $2.95 million and accelerated vesting of 36,569 shares of time-based restricted stock and 96,933 stock options. An estimate of the potential amount due to Mr. Arran was included in the previously disclosed pre-tax charge as set forth in the Company’s Form 8-K filed on September 26, 2014.

Additionally, on October 6, 2014, the Company appointed John Romano, its former Senior Vice President and President, Pigment and Electrolytic Operations, as Senior Vice President, Chief Commercial Officer. Mr. Romano will lead a global marketing organization that includes revenue from all products in the Mineral Sands and Pigment businesses.

The foregoing description of the Settlement Agreement is not complete and is qualified in its entirety by reference to the text of the Settlement Agreement, a copy of which is attached as Exhibit 10.1 to this Current Report on Form 8-K and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)	Exhibits.

Exhibit Number	Description

10.1	Settlement Agreement entered into as of October 6, 2014 by and between Tronox Mineral Sands Proprietary Limited and Pravindran Trevor Arran.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRONOX LIMITED

	By:	/s/ Richard L. Muglia
Date: October 9, 2014	Name:	Richard L. Muglia
	Title:	Senior Vice President, General Counsel and Secretary

Exhibit Number	Description

10.1	Settlement Agreement entered into as of October 6, 2014 by and between Tronox Mineral Sands Proprietary Limited and Pravindran Trevor Arran.